EXHIBIT 10.3

SOTHEBY’S

DEFERRED COMPENSATION PLAN

SOTHEBY’S

DEFERRED COMPENSATION PLAN

Sotheby’s, Inc. hereby adopts this Sotheby’s Deferred Compensation Plan (the “Plan”), effective as of January 1, 2007, as a restatement and merger of its previously established nonqualified deferred compensation arrangements. Specifically, the Company (as defined below) previously established the Sotheby’s, Inc. 1988 Benefit Equalization Plan (the “1988 Plan”) and the Sotheby’s, Inc. 2005 Benefit Equalization Plan (the “2005 Plan,” and collectively with the 1988 Plan, the “Prior Plans”) to provide deferred compensation in excess of limits imposed under the Sotheby’s, Inc. Retirement Savings Plan (the “Qualified Plan”) to a select group of management and highly compensated employees. Any liabilities associated with the Prior Plans shall be assumed by this Plan as of the date of merger and restatement.

Notwithstanding anything herein to the contrary, all amounts credited to participants hereunder that were not earned and vested as of December 31, 2004 shall be subject to the terms and conditions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Further, nothing in this Plan shall, or is intended to, constitute a “material modification” of the terms of the 1988 Plan so as to subject amounts that were earned and vested as of December 31, 2004 to the provisions of Section 409A of the Code.

IN WITNESS WHEREOF, the merger and restatement of the Plan, the 1998 Plan and the 2005 Plan is adopted this 21st day of December, 2006.

SOTHEBY’S, INC.

By:		/s/ Susan Alexander
Susan Alexander
:
	Its	Executive Vice President,
Human Resources

1.	Definitions

(a)          “1988 Plan” shall mean the Sotheby’s, Inc. 1988 Benefit Equalization Plan.

(b)          “2005 Plan” shall mean the Sotheby’s, Inc. 2005 Benefit Equalization Plan.

(c)          “Account” shall mean the account of Employee Deferrals and Company Deferrals and hypothetical earnings thereon, credited with respect to each Eligible Employee and established solely as a bookkeeping entry. Within the Account, two sub-accounts shall be maintained: (i) a “Pre-2005 Account,” which shall consist of all amounts earned and vested as of December 31, 2004 (and all hypothetical earnings thereon), and (ii) a “Post-2004 Account,” which shall consist of all amounts that were not earned and vested as of December 31, 2004 (and all hypothetical earnings thereon).

(d)          “Base Salary” shall mean an employee’s annual base salary rate during the Deferral Period.

(e)          “Beneficiary” shall be the individual designated to receive the Eligible Employee’s benefit upon his death prior to receiving his Account balance, as determined under Section 10.

(f)           “Board” shall mean the Board of Directors of Sotheby’s or any committee or committee members of the Board to which the Board has delegated authority with respect to the Plan.

(g)           “Cause” shall mean the Eligible Employee has (i) willfully engaged in conduct which is materially injurious to the Company, monetarily or otherwise; (ii) misappropriated (including the unauthorized use of disclosure of confidential or proprietary information of the Company) or embezzled with respect to the Company; or (iii) was convicted of, pleaded guilty to, or confessed to, any fraud, conversion, misappropriation, embezzlement, or felony affecting the Company, (iv) violated the non-compete terms of a notice and/or non-competition agreement entered into with the Company, or (v) engaged in any other action that would constitute “cause” or any similar term as defined under any applicable employment agreement entered into with the Company.

(h)           “Change of Control” means for purposes of the Plan, the date upon which:

(i)          any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Person”), shall become, directly or indirectly, the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of common stock of Sotheby’s (the “Corporation”) enabling such Person to elect a majority of the members of the Board of Directors of the Corporation; or

(ii)         the individuals who constitute the Board of Directors of the Corporation (the “Incumbent Board”) cease for any reason within any period of 12 consecutive months to constitute at least a majority of the members of the Board of Directors of the Corporation; provided, however, that any individual becoming a director whose election, or nomination for election by the Corporation’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though the individual were a member of the Incumbent Board.

(i)           “Code” shall mean the Internal Revenue Code of 1986, as amended.

(j)           “Committee” shall mean the Sotheby’s, Inc. Retirement Savings Administrative Committee.

(k)          “Company” shall mean Sotheby’s, Inc. and each United States parent, subsidiary or related entity that participates in the Qualified Plan.

(l)           “Company Deferrals” shall mean the amount of Matching Allocations and Profit Sharing Allocations allocated to an Eligible Employee’s Account and the hypothetical earnings attributable thereto.

(m)          “Deferral Period” shall mean each calendar year.

(n)          “Director Compensation” shall mean the annual cash retainer or fees paid to a Member of the Board.

(o)          “Disability” or “Disabled” shall mean the Eligible Employee is, by reason of a medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under the Company’s disability benefits plans.

(p)          “Eligible Employee” shall mean, for any calendar year:

(i)           employees of the Company with titles of Senior Vice President or higher;

(ii)          Members of the Board; and

(iii)         any other employee of the Company that is specifically selected by the Committee for participation and notified in writing of such selection.

An Eligible Employee shall not be permitted to participate in the Plan unless and until he completes all forms or documentation (including insurance consent forms, if required by the Committee) required to be completed by the Committee even where the Eligible Employee chooses not to make Employee Deferrals.

Notwithstanding the foregoing, an Eligible Employee shall not include any individual (i) designated by the Company as an independent contractor and not as an employee at the time of any determination, (ii) being paid by or through an employee leasing company or other third party agency, (iii) designated by the Company as a freelance worker and not as an employee at the time of any determination, (iv) classified by the Company as a seasonal, occasional, limited duration, or temporary employee, during the period the individual is so paid or designated, or (v) designated by the Company as a leased employee, during the period the individual is so paid or designated; any such individual shall not be an Eligible Employee even if he is later retroactively reclassified as a common-law employee of the Company during all or any part of such period pursuant to applicable law or otherwise.

(q)          “Employee Deferrals” shall mean the amounts an Eligible Employee elects to defer each Deferral Period pursuant to Section 2(a) of this Plan and the hypothetical earnings attributable thereto that are allocated to the Eligible Employee’s Account.

(r)           “Incentive Compensation” shall mean cash compensation received from the Sotheby’s Annual Incentive Bonus Plan or the Sotheby’s Holdings, Inc. Executive Bonus Plan (or, at the sole discretion of the Committee, any other incentive compensation arrangement maintained by the Company that qualifies as “performance-based compensation” within the meaning of Section 409A of the Code and the regulations and rulings issued thereunder. Notwithstanding the foregoing, the Company’s Private Treaty Incentive Plan is not considered Incentive Compensation under the Plan.).

(s)           “Matching Allocations” shall mean the credits described in Section 3(a) that are allocated to an Eligible Employee’s Account contingent on his Employee Deferrals for a given Deferral Period.

(t)           “Plan” shall mean this Sotheby’s Deferred Compensation Plan as described herein.

(u)          “Prior Plans” shall mean the 1988 Plan and 2005 Plan, collectively.

(v)          “Profit Sharing Allocations” shall mean the discretionary credits described in Section 3(b) that are allocated to an Eligible Employee’s Account and are not contingent on the Eligible Employee’s deferral of compensation for a given Deferral Period.

(w)         “Qualified Plan” shall mean the Sotheby’s, Inc. Retirement Savings Plan, as amended from time to time.

(x)          “Scheduled Distribution Date” shall mean the first day of any month prior to the Eligible Employee’s Separation from Service that is at least two years following the end of the Deferral Period in which Base Salary, Director Compensation, or Incentive Compensation would otherwise have been paid to the Eligible Employee.

(y)          “Separation from Service” means an Eligible Employee’s separation from service with the Company within the meaning of section 409A of the Code and the regulations issued thereunder.

2.	Employee Deferrals – Time of Election and Amount of Deferral

(a)          Base Salary/Director Compensation. Prior to each Deferral Period, each Eligible Employee for that Deferral Period may elect, irrevocably in writing (subject to Sections 7(e) and 9(c)(iii), on forms prescribed by the Committee, to defer (in whole integer percentages) receipt of the Base Salary or Director Compensation he would otherwise have received during the Deferral Period.

Such deferral shall be limited to no more than 80% of Base Salary or 100% of Director Compensation. Further, such deferrals for any pay period in which compensation would otherwise have been paid shall be reduced by the amount of compensation deferred by the Eligible Employee for such pay period under the Qualified Plan. Subject to Sections 7(e) and 9(c)(iii), all deferral elections hereunder shall remain in effect for subsequent Deferral Periods unless affirmatively changed by an Eligible Employee during the Company’s annual open enrollment period.

(b)        Incentive Compensation. Prior to June 30th of each Deferral Period, each Eligible Employee for that Deferral Period may elect, irrevocably in writing (subject to Sections 7(e) and 9(c)(iii), on forms prescribed by the Committee, to defer (in whole integer percentages) receipt of all or a portion of the Incentive Compensation he would otherwise have received during the following calendar year that was attributable to service during the Deferral Period. Subject to Sections 7(e) and 9(c)(iii), all deferral elections hereunder shall remain in effect for subsequent Deferral Periods unless affirmatively changed by an Eligible Employee during the Company’s annual incentive compensation enrollment period.

(c)         Newly-Eligible Employees. Notwithstanding the foregoing, any individual who first becomes an Eligible Employee after a Deferral Period has commenced shall be permitted to make the elections referenced in Sections 2(a) and 2(b) during the thirty day period commencing with his becoming an Eligible Employee, provided that only compensation earned following such election may be deferred by the Eligible Employee. Unless otherwise determined by the Committee, newly-hired Eligible Employees as described under Section 1(p(i) shall become eligible to participate in the Plan upon becoming eligible to make elective deferrals under the Qualified Plan.

(d)        Withholding. The Company has the right to require the Eligible Employee to reduce the amount of his desired deferral by the amount of payroll taxes, income taxes, benefit plan contributions or other amounts required to be withheld or paid on such deferral.

3.	Company Deferrals

(a)         Matching Allocations. An Eligible Employee (other than a non-employee Member of the Board) who elects to defer Base Salary, Director Compensation and/or Incentive Compensation pursuant to Section 2 shall be eligible to receive Matching Allocations from the Company pursuant to the formula and allocated at such times as set forth in the Qualified Plan; provided, however, that the limitations imposed on such contributions under the Qualified Plan pursuant to Sections 401(m), 401(a)(17), and 402(g) of the Code shall not apply. The Matching Allocations credited to an Eligible Employee’s Account shall be reduced during each pay period by the amount of matching contributions credited to the Eligible Employee’s account under the Qualified Plan for such period.

(b)         Profit Sharing Allocations. Each Deferral Period, the Company may, in its sole and absolute discretion, make a Profit Sharing Allocation to an Eligible Employee’s

Account, regardless of his election to defer Base Salary and/or Incentive Compensation hereunder. Such discretionary allocation shall only be made for Eligible Employees actively engaged by the Company as of December 31st of the Deferral Period for which the allocation is being made. The amount and allocation formula may be based upon a percentage of compensation, overall Company performance, or such other factors as the Company deems appropriate, in its sole discretion. The Profit Sharing Allocations credited to an Eligible Employee’s Account shall be reduced during each pay period by the amount of profit sharing contributions credited to the Eligible Employee’s account under the Qualified Plan for such period.

(c)         Discretionary Allocations. The Company may, in its sole and absolute discretion, make additional allocations to any Eligible Employee’s Account at any time and for any reason.

4.	Election of Form and Timing of Payment

(a)         Initial Election. At the time an Eligible Employee elects to defer Base Salary, Director Compensation and/or Incentive Compensation for a particular Deferral Period, he shall also elect in writing, on forms prescribed by the Committee, the time (either a Scheduled Distribution Date or Separation from Service) and the form of payment (as permitted under Section 7) for the portion of his Account attributable to the Employee Deferrals for such Deferral Period. Such elections may be modified by the Eligible Employee only to the extent permitted by Sections 7 and 4(b).

(b)         Subsequent Elections. To the extent permitted under Section 7, an election as to the form and/or timing of a benefit may only be modified by the Eligible Employee in accordance with the following rules: (i) no such subsequent election shall be effective unless made at least twelve months before the date payments would otherwise have commenced, and (ii) all amounts with respect to which the subsequent election is effective shall be or begin to be paid no earlier than the fifth anniversary of the date such amounts were previously payable (or in the case of a series of annual installments, the fifth anniversary of the date the first such installment was previously payable) (unless deferred to Separation from Service).

5.	Eligible Employee Accounts

(a)         Credits to Accounts. An Eligible Employee’s Account shall be credited with the amounts of his deferred Base Salary, Director Compensation and/or Incentive Compensation within three business days after the compensation would otherwise have been paid to the Eligible Employee, or as soon as administratively practicable thereafter. Matching Allocations shall be credited to Eligible Employees Accounts at the same time they would have been credited had they been provided under the Qualified Plan, or as soon as administratively practicable thereafter. Profit Sharing Allocations shall be credited at the time or times specified by the Committee, in its sole discretion.

(b)         Notional Earnings on Accounts.

(i)          An Eligible Employee’s Account shall be credited with notional earnings in accordance with the “Earnings Crediting Options” elected by the Eligible Employee from time to time. Eligible Employees may allocate the deemed investment of their Accounts among the Earnings Crediting Options available under the Plan only in whole percentages. Eligible Employees will be entitled to designate separately Earnings Crediting Options for: (i) any amounts payable upon a Separation from Service, and (ii) the amounts deferred during a Deferral Period that are payable on one or more Scheduled Distribution Dates. The deemed rate of return, positive or negative, credited under each Earnings Crediting Option is based upon the actual investment performance of the corresponding investment portfolios made available as Earnings Crediting Options by the Committee, and shall equal the total return of such investment fund net of asset based charges, including, without limitation, money management fees, fund expenses and mortality and expense risk insurance contract charges, if any. The Committee reserves the right, on a prospective basis, to add or delete Earnings Crediting Options.

(ii)         Earnings Crediting Options. The Earnings Crediting Options available under the Plan shall consist of hypothetical investment alternatives which correspond to certain investment portfolios of various investment funds made available by the Committee. Notwithstanding that the rates of return credited to Eligible Employees’ Accounts under the Earnings Crediting Options are based upon the actual performance of the corresponding portfolios of the investment funds, the Company shall not be obligated to invest Employee Deferrals or Employer Contributions in such portfolios or in any other investment funds. To the extent that an Eligible Employee has not selected an Earnings Crediting Option with respect to all or a portion of his Account, the Company shall deem him to have elected the Plan’s money market fund Earnings Crediting Option.

(iii)       Changes in Earnings Crediting Options. An Eligible Employee may change the Earnings Crediting Options to which his Account is deemed to be allocated in accordance with procedures established by the Committee.

(iv)       Valuation of Accounts. The value of an Eligible Employee’s Account as of any date shall equal the amounts theretofore credited to such Account, including any earnings (positive or negative) deemed to be earned on such Account in accordance with Section 5(b)(i) through the day preceding such date, less the amounts theretofore deducted from such Account.

(v)         Statement of Accounts. The Committee shall provide to each Eligible Employee, not less frequently than quarterly, a statement in such form as the Committee deems desirable setting forth the balance standing to the credit of each Eligible Employee in his Account.

(vi)        Distributions from Accounts. Each Eligible Employee’s Account shall be debited by the amount of any distribution pursuant to Sections 7, 8, or 9 of this Plan as of the date such distribution is made. Any distribution made to or on behalf of an Eligible Employee from his Account in an amount which is less than the entire balance of such Account shall be made pro rata from each of the Earnings Crediting Options to which such Account is then allocated.

6.	Vesting

Eligible Employees shall be fully vested in their Employee Deferrals at all times. Eligible Employees shall vest in their Company Deferrals in accordance with the vesting schedule and rules set forth in the Qualified Plan, unless the Committee determines otherwise.

Notwithstanding the foregoing:

(a)         An Eligible Employee shall immediately vest upon the earlier occurrence of his death or Disability.

(b)        An Eligible Employee shall forfeit any Employer Contributions allocated to his Account after December 31, 2006 in the event Cause exists, as determined by the Committee in its sole and absolute discretion.

7.	Payment of Benefits – Employee Deferrals

(a)         Generally. In accordance with the election procedures set forth in Section 4, Eligible Employees may elect with respect to Base Salary, Director Compensation, Annual Incentive Bonus Plan and/or Executive Bonus Plan for each Deferral Period to defer their compensation to either their Separation from Service (as described below) or a Scheduled Distribution Date. Notwithstanding the foregoing, solely for the 2006 Plan Year, Eligible Employees may make separate distribution elections with respect to each type of deferred compensation (i.e., Base Salary, Annual Incentive Bonus Plan and Executive Bonus Plan).

(b)         Separation from Service. If an Eligible Employee fails to elect a distribution date for any portion of his Employee Deferrals, it shall be paid on, or as soon as practicable, following the six month anniversary of his Separation from Service.

(i)          Election as to Timing Irrevocable. If, pursuant to Section 4, an Eligible Employee elects to receive a portion of his Employee Deferrals upon his Separation from Service, such election shall be irrevocable. Further, if, pursuant to Section 7(c), an Eligible Employee elects to re-defer payment of benefits from a Scheduled Distribution Date to Separation from Service, such election shall be irrevocable.

(ii)         Timing. An Eligible Employee who elects to receive all or a portion of his Employee Deferrals upon Separation from Service shall, at the time he makes such election, elect whether to receive such Employee Deferrals upon the six month anniversary of the Separation from Service, or the January 31st following such Separation from Service (but only if such date is at least six months following the Separation from Service). The election as to the timing of the payment upon Separation from Service shall be irrevocable and shall apply with respect to all amounts that have been or will be deferred by the Eligible Employee to Separation from Service.

(iii)       Form of Benefit. If an Eligible Employee fails to elect a form of distribution with respect to any portion of his Employee Deferrals, it shall be payable in a single lump sum payment. Eligible Employees electing to receive all or a portion of their Employee Deferrals upon Separation from Service may elect to receive such amounts either in the form of a lump sum distribution or in annual installments of either five, ten or fifteen years. All amounts payable upon a Separation from Service shall be paid in the same form of payment and, if in installments, according to the same installment schedule. Notwithstanding the foregoing, in the event that an Eligible Employee’s Post-2004

Account balance is less than $10,000, it shall be paid in the form of a lump sum payment. An Eligible Employee may elect to change the form of benefit payable upon a Separation from Service in accordance with the rules of Section 4(b).

(c)         Scheduled In-Service Withdrawal. Pursuant to Section 4, an Eligible Employee may elect to receive Employee Deferrals attributable to a Deferral Period on a Scheduled Distribution Date.

(i)          Timing. Except as otherwise provided herein, Employee Deferrals deferred to a Scheduled Distribution Date shall be paid on or as soon as administratively practical following such date. In the event the Eligible Employee experiences a Separation from Service prior to the Scheduled Distribution Date, any Employee Deferrals remaining in his Account shall be paid in a lump sum as soon as practicable following the six month anniversary of the Separation from Service. An Eligible Employee who has elected to receive his Employee Deferrals on a Scheduled Distribution Date may subsequently elect to defer the payment of such benefit to Separation from Service or another future Scheduled Distribution Date in accordance with Section 4(b).

(ii)         Form of Benefit. If an Eligible Employee fails to elect a form of distribution with respect to any portion of his Employee Deferrals payable on a Scheduled Distribution Date, it shall be payable in a single lump sum. Eligible Employees electing to receive a portion of their Employee Deferrals upon a Scheduled Distribution Date may elect to receive such amounts either in the form of a single lump sum or in annual installments of two, three, four or five years. Such election may be modified in accordance with the election procedures set forth in Section 4(b). Notwithstanding the foregoing, in the event that the amount that is to be paid or commence upon a Scheduled Distribution Date is less than $10,000, the distribution shall be paid in the form of a lump sum payment.

(d)        Death or Disability. Notwithstanding anything contained in this Section 7 to the contrary, an Eligible Employee’s Employee Deferrals shall be paid in a lump sum to the Eligible Employee or his Beneficiary (in the event of his death) in the event he dies or incurs a Disability prior to receiving the balance of his Account. Such payment shall be made as soon as practicable following the date of death or determination that a Disability exists.

(e)         Hardship Withdrawals. Notwithstanding the above, in the sole discretion of the Committee, all or a portion of an Eligible Employee’s Employee Deferrals may be paid in a lump sum in the case of an unforeseen emergency which arises from factors beyond the Eligible Employee’s control and creates a severe financial hardship that results from an illness or accident of the Eligible Employee, the Eligible Employee’s spouse or the Eligible Employee’s dependent (within the meaning of section 152(a) of the Code), loss of the Eligible Employee’s property due to casualty, or other similar extraordinary and unforeseeable circumstances, and that cannot reasonably be relieved by reimbursement from insurance or the Eligible Employee’s personal resources, provided that an Eligible Employee shall not take part in any decision concerning such a distribution. The amount payable may not exceed the lesser of the Employee Deferrals credited to the Eligible Employee’s Account or the amount needed by the Eligible Employee because of the hardship, plus amounts necessary to pay reasonably anticipated taxes resulting from the distribution, but after taking into account the extent to which the hardship is or may be relieved through reimbursement or compensation by insurance or otherwise, or liquidation of the Eligible Employee’s assets (to the extent such liquidation would not itself cause severe financial hardship). If less than the Eligible Employee’s full Account balance is paid, the amount shall be debited to the portion of the Eligible Employee’s Account that is attributable to Employee Deferrals for such calendar years as the Committee shall designate in its sole discretion.

An Eligible Employee’s deferral election pursuant to Section 2 shall be immediately terminated upon receipt of a hardship withdrawal under this Section 7(e) and an Eligible Employee will not be eligible to recommence making elective deferrals until the following Deferral Period by making a new deferral election.

8.	Payment of Benefits – Company Deferrals

(a)         Timing of Payment. All vested Company Deferrals in an Eligible Employee’s Account shall be paid as soon as practicable following the six month anniversary of an Eligible Employee’s Separation from Service, or the January 31st following the Eligible Employee’s Separation from Service (but only if such date is at least six months following the Separation from Service and the Eligible Employee has so elected such date under Section 7(b)(ii)).

(b)         Form of Payment. All amounts distributable pursuant to Section 8(a) shall be distributed in a single lump sum payment; provided that if the Eligible Employee has made Employee Deferrals (that are payable upon a Separation from Service), the amounts distributable under Section 8(a) shall be paid in the same form and according to the same schedule as elected with respect to such Employee Deferral.

(c)         Death or Disability. Notwithstanding anything contained herein to the contrary, an Eligible Employee’s Company Deferrals shall be paid in a lump sum to the Eligible Employee or his Beneficiary (in the event of his death) in the event he dies or incurs a Disability, prior to receiving the balance of his Account.

9.	Prior Plan Provisions

(a)          Transfer of Prior Plans Balances. Accounts shall be established under this Plan for the former participants in the Prior Plans who had accounts under those plans as of the effective date of the merger and restatement of the applicable plan into this Plan. Amounts transferred from the 2005 Plan shall be placed in a Post-2004 Account for the Eligible Employee and shall be subject to the same rules and conditions as applicable to Post-2004 Accounts. Eligible Employees with transferring 2005 Plan account balances will be required to make a new election as to the timing and form of payment with respect to such transferring account as set forth in Section 9(b). Amounts transferred from the 1988 Plan shall be placed in a Pre-2005 Account for the Eligible Employee and shall generally be subject to the terms and conditions hereof, except as indicated in Section 9(c). The Earnings Crediting Options available under Article 5 shall apply to all such Prior Plans transferred accounts.

(b)          Updated Elections for 2005 Plan. By no later than December 31, 2006, or such later date as permitted under IRS Regulations, each Eligible Employee whose account under the 2005 Plan is merged into this Plan shall be required to submit an updated election form with respect to all amounts previously deferred under the 2005 Plan as to the timing and form of payment. Such new election shall comport with the timing and form of benefit provisions contained in Section 7 hereof. In the event that an Eligible Employee fails to make an election to change the form or timing of his 2005 Plan account balance, such transferred account balance shall be paid as a lump sum to the Eligible Employee as soon as practicable following the six month anniversary of his Separation from Service.

(c)          Grandfathering of Provisions of 1988 Plan. Notwithstanding anything in this Plan to the contrary, Sections 4, 7, and 8 [and the distribution provisions of Section 12] of the Plan shall not apply to Pre-2005 Accounts and the following provisions shall apply.

(i)          Form and Timing of Pre-2005 Account Benefit. For each Eligible Employee that has a Pre-2005 Account, such benefits shall be paid to the Eligible Employee in a lump sum payment. Payment shall be made one year following the last day of the month in which such Eligible Employee terminates employment with the Company, or as soon thereafter as is administratively practicable. Notwithstanding the foregoing, the Company, in its sole discretion, may accelerate the distribution of an Eligible Employee’s Pre-2005 Account.

(ii)         Installment Payment Option for Retirees. Notwithstanding Section 9(c)(i) of the Plan, an Eligible Employee who terminates employment with the Company on or after attaining age 55 may elect to receive his Pre-2005 Account in the form of approximately equal annual installments payable over a ten (10) year period. At the sole discretion of the Committee, an Eligible Employee who terminates employment with the Company on or after attaining age 50 and having completed at least fifteen (15) years of service may also elect to receive distribution of his Plan benefits in installment payments pursuant to this Section 9(c)(ii). The election to receive installment payments must be made in the calendar year preceding the calendar year in which the lump sum distribution is scheduled to take place pursuant to Section 9(c)(i). Installments shall commence one year following the last day of the month in which the Eligible Employee terminated employment. Effective for the Plan year commencing after the Eligible Employee’s employment termination date and continuing each Plan year until all Pre-2005 Account balances have been distributed, Plan benefits for an Eligible Employee who elects the installment distribution option will be credited earnings based on the Earnings Crediting Options selected by the Eligible Employee. Notwithstanding the foregoing, the Committee, in its sole discretion, may accelerate the distribution of an Eligible Employee’s Pre-2005 Account balance.

(iii)       In-Service “Haircut” Withdrawals. An Eligible Employee may elect, in writing, to withdraw a designated amount of his Pre-2005 Account, provided, however, that an Eligible Employee who requests a withdrawal under this Section 9(c)(iii) shall incur a penalty pursuant to paragraph (A) or (B) below:

(A)       the amount withdrawn shall be subject to a penalty (“haircut”) equal to ten percent (10%) of the amount withdrawn, which amount shall be forfeited from the Eligible Employee’s Pre-2005 Account notwithstanding any other provision of the Plan. The minimum amount an Eligible Employee may withdraw is $50,000.

(B)       the amount withdrawn shall be subject to a penalty (“haircut”) equal to five percent (5%) of the amount withdrawn, which amount shall be forfeited from the Eligible Employee’s Pre-2005 Account, and the Eligible Employee will be suspended from participating in the Plan for the twelve (12) month period following the date the withdrawal is received. The minimum amount an Eligible Employee may withdraw is $50,000.

Subject to the permissibility of Section 9(c)(iii)(B) under Section 409A of the Code, the Eligible Employee requesting the withdrawal may select which penalty applies to the withdrawal and must complete the withdrawal form or any other form required by the Committee. Only one withdrawal per calendar year is permitted. If the suspension of participation described in Section 9(c)(iii)(B) would violate Section 409A of the Code, then the Eligible Employee requesting the in-service withdrawal shall be subject to Section 9(c)(iii)(A).

The in-service withdrawal shall be paid to the Eligible Employee no later than the end of the calendar quarter following the calendar quarter in which the Committee receives the properly completed written request for withdrawal. If an Eligible Employee terminates employment after a request is approved, but prior to distribution of the full amount approved, the approval of the request shall be automatically null and void and the benefits which the Eligible Employee is entitled to receive under the Plan shall be distributed in accordance with Section 9(c)(i) of the Plan.

Subject to avoiding a “material modification” of the 1988 Plan under Code Section 409A, the Committee may from time to time change or adopt additional policies or rules governing minimum withdrawal amounts or percentages or the manner in which such distributions may be made so that the Plan may be conveniently administered and may comply with applicable tax laws.

10.	Beneficiary Designation

(a)         Beneficiary Designation. The Beneficiary of each Eligible Employee shall be the beneficiary designated by such Eligible Employee under the Qualified Plan who shall be entitled to receive the amount, if any, payable under the Plan upon the Eligible Employee’s death. However, an Eligible Employee may designate a Beneficiary different from his Beneficiary under the Qualified Plan by filing with the Committee a written designation of one or more persons as his Beneficiary. If an Eligible Employee has designated a beneficiary under the 2005 Plan, that beneficiary designation shall apply to the Plan until such designation is changed or revoked. An Eligible Employee may, from time to time, revoke or change his Beneficiary designation without the consent of any prior Beneficiary by filing a new designation with the Plan. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Eligible Employee’s death, and in no event shall it be effective as of any date prior to such receipt.

(b)         Failure to Designate Beneficiary. If no such Beneficiary designation is in effect under this Plan or under the Qualified Plan at the time of an Eligible Employee’s death, or if no designated Beneficiary survives the Eligible Employee, or if such designation conflicts with the law, the Eligible Employee shall be deemed to have designated the following Beneficiaries (if then living) in the following order of priority:

(i)         The spouse of the Eligible Employee.

(ii)        The children of the Eligible Employee and the issue of any deceased child (by right of representation), including adopted children and issue, in equal shares.

(iii)       The parent or parents of the Eligible Employee in equal shares.

(iv)       The estate of the Eligible Employee.

If the Committee is in doubt as to the right of any person to receive such amount, the Committee may retain such amount, without liability for any earnings thereon, until the rights thereto are determined, or the Committee may pay such amount into any court of appropriate jurisdiction and such payment shall be a complete discharge of the liability of the Plan and the Company therefore.

11.	Source of Funds; Scope of Liability.

This Plan shall be unfunded, and payments hereunder shall be made from the general assets of the Company. Any such assets which may be set aside, earmarked or identified as being intended for the provision of payments hereunder shall remain an asset of the Company and shall be subject to the claims of its or their general creditors. Each Eligible Employee shall be a general creditor of the Company to the extent of the value of his Account hereunder, but he shall have no right, title or interest in any specific asset that may be set aside or designated as intended to be applied to payments under this Plan. Payments in accordance with the terms of this Plan shall completely discharge all obligations of the Company hereunder.

12.	Amendment and Termination.

The Plan may be amended, suspended, discontinued or terminated at any time by the Board; provided, however, that no such amendment, suspension, discontinuance or termination shall reduce or in any manner adversely affect the rights of any Eligible Employee with respect to benefits that are payable or may become payable under the Plan based upon the balance of the Eligible Employee’s Account as of the effective date of such amendment, suspension, discontinuance or termination. The Committee may, at any time, also make such amendments to the Plan as it deems necessary and appropriate, in its sole discretion, without Board approval, provided that any such amendments to the Plan by the Committee may not materially increase the costs of the Plan to the Company or result in a material adverse affect on an Eligible Employee. Notwithstanding anything to the contrary in this Section 12, if the Committee determines that, in order to avoid current taxation of amounts deferred under the Plan or to comply with applicable law, additional restrictions must be placed on Eligible Employees’ rights under the Plan, then the Committee may, in its sole discretion, amend the Plan to impose such restrictions, and/or cease deferrals under the Plan with respect to all Plan Accounts, affected Accounts or the affected portions of Accounts. If the Board terminates the Plan, Eligible Employees shall be entitled to a distribution of their benefit under the Plan if the termination is on account of a permitted distribution event under Prop. Treas. Reg.

§1.409A-3(h)(2)(viii)(A), (B) or (C) and the requirements, as applicable, of such regulations are met with respect to the termination of the Plan and distribution of benefits hereunder.

13.	Nonalienation of Benefits

Except as hereinafter provided with respect to marital disputes, none of the benefits or rights of an Eligible Employee or any Beneficiary of an Eligible Employee shall be subject to the claim of any creditor, and in particular, to the fullest extent permitted by law, all such benefits and rights shall be free from attachment, garnishment or any other legal or equitable process available to any creditor of the Eligible Employee or the Beneficiary. Neither the Eligible Employee nor his Beneficiary shall have the right to alienate, anticipate, commute, pledge, encumber, or assign any of the payments which either of them may expect to receive, contingently or otherwise under this Plan. In cases of marital dispute, the Company will observe the terms of the Plan unless and until ordered to do otherwise by a state or Federal court. As a condition of participation, an Eligible Employee agrees to hold the Company harmless from any claim that may arise out of the Company’s compliance with an order of any state or Federal court, whether such order effects a judgment of such court or is issued to enforce a judgment or order of another court.

14.	Administration and Plan Interpretation

(a)         Administration. The Committee shall have full power and authority to interpret the Plan, to prescribe, amend and rescind any rules, forms and procedures as it deems necessary or appropriate for the proper administration of the Plan and to make any other determinations and to take any other such actions as it deems necessary or advisable in carrying out its duties under the Plan. All action taken by the Committee arising out of, or in connection with, the administration of the Plan or any rules adopted thereunder, shall, in each case, lie within its sole discretion, and shall be final, conclusive and binding upon the Company, the Board, all Eligible Employees, all beneficiaries of Eligible Employees and all persons and entities having an interest therein, and the enrollment agreement of each Eligible Employee shall constitute that Eligible Employee’s acknowledgement and acceptance of the Committee’s authority and discretion. The Committee may from time to time adopt rules and regulations governing the operation of this Plan and may employ and rely on such employees of the Company, legal counsel, accountants, and agents, as it may deem advisable to assist in the administration of the Plan.

(b)         Compensation of Committee; Expenses. Members of the Committee shall serve without compensation for their services unless otherwise determined by the Board. All expenses of administering the Plan shall be paid by the Company.

(c)         Indemnification. To the maximum extent permitted by law, no member of the Committee shall be personally liable by reason of any contract or other instrument executed by him or on his behalf in his capacity as a member of the Committee or for any mistake of judgment made in good faith. The Company shall indemnify and hold harmless, directly from its own assets (including the proceeds of any insurance policy the premiums of which are paid from the Company’s own assets), each member of the Committee and each other officer, employee, or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan or to the management or control of the assets of the Company held in a “rabbi trust” or other Company account may be delegated or allocated, against any cost or expense (including counsel fees or liability including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud, bad faith, or gross negligence.

(d)        Interpretations. Any decisions, actions or interpretations to be made under the Plan by the Company, the Board or the Committee shall be made in its respective sole discretion, not as a fiduciary and need not be uniformly applied to similarly situated individuals and shall be final, binding and conclusive on all persons interested in the Plan.

15.	Claims Procedure

(a)          In the case of a claim for benefits, other than a claim involving disability benefits, that is wholly or partially denied, within 90 days (or 180 days in special cases if the Committee furnishes notice of the extension before the end of the initial 90-day period) after the claim has been filed the Committee will provide the person who filed the claim a written approval or denial of the claim. In the case of a claim involving disability benefits that is wholly or partially denied, within 45 days after the claim is filed the Committee will provide the person who filed the claim a written approval or denial of the claim. If special circumstances require an extension of time for processing the initial claim involving disability benefits, a written notice of an initial extension of up to 30 days will be provided to the claimant before the end of the initial 45-day period. If, prior to the end of the initial 30-day extension period, the Committee determines that a decision cannot be rendered within that extension period, the determination period may be extended for up to an additional 30 days if the claimant is notified of the second extension before the end of the initial extension period. A notice of the denial of a claim, in whole or in part, will set forth:

(i)         the reason or reasons for the denial;

(ii)          reference to the specific Plan provisions upon which the denial is based;

(iii)        a description of any additional material needed before the claim can be considered and an explanation of why such material or information is necessary; and

(iv)         an explanation of the claim review procedure set forth below and the time limits applicable to appeals, including a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on appeal.

(b)          Within 60 days of the receipt of a notice denying a claim (or within 180 days if the claim involves disability benefits), the claimant or the claimant’s duly authorized representative may request, in writing, a full review of the claim by the Committee. In connection with any such review, the claimant or the claimant’s authorized representative (1) will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits and (2) may submit issues and comments in writing to the Committee. If the claim does not involve disability benefits, the Committee will make a decision within 60 days after the request for a review (or 120 days in the event of special circumstances if the Committee furnishes notice of the extension before the end of the initial 60-day period). If the claim involves disability benefits, the Committee will make a decision within 45 days after the request for a review (or 90 days in the event of special circumstances if the Committee furnishes notice of the extension before the end of the initial 45-day period). The Committee’s decision will be binding on all parties. A final notice of the denial of the claim on appeal, in whole or in part, will set forth:

(i)          the reason or reasons for the denial;

(ii)          reference to the specific Plan provisions upon which the denial is based;

(iii)        the claimant’s right to, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits; and

(iv)         a statement of the claimant‘s right to bring a civil action under section 502(a) of ERISA.

16.	No Contract of Employment

Nothing contained herein shall be construed as conferring upon any person the right to be employed or continue in the employ of the Company.

17.	Notices

All elections, designations, requests, notices, instructions, and other communications from an Eligible Employee, Beneficiary or other person to the Committee required or permitted under the Plan shall be in such form as is prescribed from time to time by the Committee, shall be mailed by first-class mail or delivered to such location as shall be specified by the Committee, and shall be deemed to have been given and delivered only upon actual receipt thereof at such location.

18.	Offset

Notwithstanding anything herein to the contrary, if an Eligible Employee or his Beneficiary becomes entitled to a distribution of Plan benefits, and if at such time the Eligible Employee has outstanding any debt, obligation, or other liability representing an amount owing to the Company, then the Company may offset such amount owed to it against the amount of Plan benefits otherwise distributable. Such determination shall be made by the Company in its sole discretion.

19.	Distributions to Minors or Incompetents

If the Committee shall find that any person to whom any amount is or was payable hereunder is unable to care for his affairs because of illness or accident, or has died, then the Company, if it so elects, may direct that any payment due him or his Beneficiary

(unless a prior claim therefore has been made by a duly appointed legal representative) or any part thereof be paid or applied for the benefit of such person or for the benefit of his spouse, children or other dependents, an institution maintaining or having custody of such person, any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment, or any of them, in such manner and proportion as the Company may deem proper. Any such payment shall be in complete discharge of the liability of the Committee and the Company.

20.	Successor Employer

This Plan shall be binding upon and inure to the benefit of the Company and its successors and assigns, the Eligible Employee, his Beneficiaries and his estate. Nothing in this Plan shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation which assumes this Plan and all obligations of the Company hereunder. Upon such a consolidation, merger or transfer of assets and assumption, the term “Company” shall refer to such other corporation and this Plan shall continue in full force and effect.

21.	Withholding Taxes

The Company may make such provisions and take such action as it may deem necessary or appropriate for the withholding of any taxes which the Company is required by any law or regulation of any governmental authority, whether Federal, state or local, to withhold in connection with any benefits under the Plan, including, but not limited to, the withholding of appropriate sums from any amount otherwise payable to the Eligible Employee (or his Beneficiary). Each Eligible Employee, however, shall be responsible for the payment of all individual tax liabilities relating to any such benefits.

22.	Missing Eligible Employees

In the event that the Committee is unable to locate an Eligible Employee or Beneficiary within two years following the date the Eligible Employee was to commence receiving payment, the entire amount credited to the Eligible Employee’s Accounts shall be forfeited. If, after such forfeiture, the Eligible Employee or Beneficiary later claims such benefit, such benefit shall be reinstated without interest or earnings from the date payment was to commence pursuant to Sections 7, 8, or 9.

23.	Section 409A

With respect to any amounts not earned and vested as of December 31, 2004, the Plan is intended to comply with the applicable requirements of section 409A of the Code and its corresponding regulations and related guidance, and shall be administered in accordance with section 409A of the Code to the extent section 409A of the Code applies to the Plan. Notwithstanding anything in the Plan to the contrary, elections to defer Base Salary, Director Compensation and/or Incentive Compensation to the Plan, and distributions from the Plan, may only be made in a manner and upon an event permitted by section 409A of the Code. To the extent that any provision of the Plan would cause a conflict with the requirements of section 409A of the Code, or would cause the administration of the Plan to fail to satisfy the requirements of section 409A of the Code, such provision shall be deemed null and void to the extent permitted by applicable law.

All amounts held in Pre-2005 Accounts shall not be subject to the requirements of Section 409A of the Code and any change to the 1988 Plan that results from this merger and restatement that constitutes a “material modification” under Section 409A of the Code shall be disregarded and the original terms of the 1988 Plan shall apply.

24.	Mandatory Delay in Payment

Notwithstanding anything herein to the contrary, if the Committee reasonably anticipates that the Company will lose or be limited in taking a tax deduction for the payment of any benefit payable from a Post-2004 Account on a Scheduled Distribution Date as a result of the application of Section 162(m) of the Code, the Committee shall delay such payment until the earliest date at which it reasonably anticipates that the deduction of the payment of the benefit will not be limited or eliminated by application of Section 162(m) of the Code or the six month anniversary of the date the Eligible Employee separates from service.

25.	Applicable Law

This Plan shall be construed under the laws of the State of New York.